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                                                                   EXHIBIT 99.0


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Contacts:
Theodore Gillette                   Richard Welch                      Heidi Hart
Chairman, President and CEO         Chief Financial Officer            Investor Relations
Vision Twenty-One, Inc.             Vision Twenty-One, Inc.            Vision Twenty-One, Inc.
727-545-4300 ext. 2103              727-545-4300 ext. 2118             727-545-4300 ext. 2124
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        VISION TWENTY-ONE COMPLETES SALE OF THREE RETAIL OPTICAL CHAINS
                        TO EYE CARE CENTERS OF AMERICA
              - COMPANIES ENTER INTO STRATEGIC ALLIANCE AGREEMENT-

Largo, FL - September 1, 1999 - Vision Twenty-One, Inc. (Nasdaq: EYES), a leading provider of laser vision correction and eye care services announced today that they have completed the sale of its retail optical chains to Eye Care Centers of America, Inc. ("ECCA"), a Thomas H. Lee Company. Simultaneously with closing, the companies entered into a comprehensive Strategic Alliance Agreement related to joint initiatives in managed care and Vision Twenty-One's refractive surgery programs.

The amount of cash received by Vision Twenty-One at closing was $37.3 million with the final price subject to post closing adjustments. Of the proceeds Vision Twenty-One received at closing, $30.8 million was applied as a permanent pay down of its term debt credit facility, $2.8 million paid down under its ongoing $7.5 million revolving credit facility, $2.4 million will be used for costs and other obligations related to the transaction and $1.25 million was utilized to fund an escrow agreement between the parties relative to terms under the Agreement.

Theodore N. Gillette, Chairman, President and CEO of Vision Twenty-One stated, "This transaction reflects another important step in de-leveraging the balance sheet and continuing our strategic plan to focus on refractive surgery and related vision care initiatives in our core markets. Furthermore, the strategic alliance with ECCA opens up incremental market opportunities for developing refractive surgery centers and contracting with local health plans."

Vision Twenty-One, Inc. is a leading national provider of laser vision correction and eye care services with a network covering 40 markets in 27 states with an increasing focus on laser vision correction. With the physician at the center of its operating model, the company supports affiliated optometrists and ophthalmologists locally through networks of eye care centers, strategic alliances with retail optical chains and exclusive contracts with vision health plans.

The company is headquartered in Largo, Fla., and maintains regional offices in Phoenix, Minneapolis and Newark. For more company information, visit our Web site at www.vision21.com.

                                      ###

Statements contained in this press release that are not based on historical fact and which are forward looking in nature. Actual results may differ materially from the statements made as a result of various factors including, but not limited to, certain risks, including those identified in the Company's most recent 10-Q and in other documents filed by the Company with the U.S. Securities and Exchange Commission (SEC).